Exhibit 10.1

Acknowledgement and Waiver

Having received sufficient consideration and by signing below, I acknowledge and agree that the Compensation Committee of the Board of Directors of Key Energy Services, Inc. has rescinded my option grant, originally made as of June 3, 2004, under the Key Energy Group, Inc. 1997 Incentive Plan (the “Plan”).  I hereby waive any claim to that option and any claim that the rescission breaches the terms of my employment agreement with Key Energy Services, Inc.  I understand that the Committee intends to provide replacement incentives, in the form of equity-related incentives, cash or a combination thereof, but I acknowledge that there is currently no binding agreement to do so.

	March 25, 2005	/s/ Richard J. Alario
	Date Signed	Richard J. Alario

Witness:

	March 25, 2005	Signed:	/s/ Gregory L. Silva
	Date Signed	Name:	Gregory L. Silva